UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 3, 2014

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On September 3, 2014, A. H. Belo Corporation (the “Company”) announced that its wholly-owned subsidiary, The Providence Journal Company, had completed the previously reported transaction with LMG Rhode Island Holdings, Inc. ("LMG"), a subsidiary of New Media Investment Group Inc., for the (i) sale of substantially all of the assets comprising the newspaper operations of The Providence Journal and related real property in Providence, Rhode Island, and (ii) assumption of certain liabilities by LMG (collectively, the "Sale"), for $46 million, subject to a customary working capital adjustment. A copy of the press release announcing the closing of the Sale is filed with this report as Exhibit 99.1. The asset purchase agreement and related form of limited guaranty relating to the transaction were previously filed with the Securities and Exchange Commission as exhibits to the Company's Current Report on Form 8-K filed July 24, 2014.
As a result of the Sale, the Company has no newspaper operations in Providence, Rhode Island, but continues to own and market for sale certain land and buildings in Providence. The Company also retains the obligation for the A. H. Belo Pension Plan II, which provides benefits to former employees of The Providence Journal Company.
Item 9.01. Financial Statements and Exhibits.
(b) Pro Forma Financial Information
As furnished in Exhibit 99.2 to this Current Report on Form 8-K, the Company has provided the unaudited pro forma condensed consolidated balance sheet of A. H. Belo Corporation as of June 30, 2014, the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011, and the related notes thereto to reflect the completion of the transactions described in Item 2.01 above.
(d) Exhibits.
99.1 Press release issued by A. H. Belo Corporation on September 3, 2014
99.2 Unaudited pro forma condensed consolidated financial statements

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

A. H. BELO CORPORATION

By:	/s/	Alison K. Engel
Alison K. Engel
Senior Vice President/Chief Financial Officer

Date:	September 9, 2014

EXHIBIT INDEX
99.1 Press release issued by A. H. Belo Corporation on September 3, 2014
99.2 Unaudited pro forma condensed consolidated financial statements